Exhibit 10.1
CONSULTING AGREEMENT
     This Consulting Agreement (the “Agreement”) is entered into as of January 31, 2006, by and between R. Hugh Barnes (“Barnes” or the “Consultant”) and Transmeta Corporation, a Delaware corporation (“Transmeta” or the “Company”) (each a “Party” and, collectively, the “Parties”).
RECITALS
     WHEREAS, Barnes has provided technical and operational business advice to the Company continuously since March 1997, has served as a member of the Company’s Board of Directors since November 1998, and served as the Company’s interim President and Chief Operating Officer from October 2001 to April 2002; and
     WHEREAS, the Company now desires to engage the services of Barnes as a consultant, and Barnes is willing to render, and to hold himself available to render, consulting services to the Company upon the terms and conditions herein set forth.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Services. For the term of this Agreement, Barnes shall serve as a consultant to the Company, and shall be available to perform, and shall perform, for the Company operational management consulting services as reasonably requested by the Company’s President and Chief Executive Officer. Barnes shall personally perform all of the consulting services provided for in this Agreement. For the sake of clarity, this Agreement shall not govern any of the services provided by Barnes as a member of the Company’s Board of Directors or any committee of the Company’s Board of Directors.
     2. Compensation. In consideration for Barnes’ performance of operational consulting services described in paragraph 1, the Company shall pay Barnes a fixed fee of $10,000 per calendar quarter for up to five days per quarter of consulting, beginning with the first calendar quarter of 2006. The Company further agrees to pay Barnes $2,500 per day for any services provided by Barnes pursuant to paragraph 1 beyond five days per quarter, with partial days and travel days to be treated as full days. All payments will be made at the end of each quarter. The Company acknowledges that such payments shall be in addition to any retainer or other payments that Barnes receives for his service as a non-employee member of the Company’s Board of Directors or any committee of the Company’s Board of Directors.
     3. Expenses. The Company shall reimburse Consultant for his reasonable expenses in accordance with the Company’s policies. Consultant shall keep and submit to the Company records of such expenses.

Exhibit 10.1
     4. Term and Termination. This Agreement shall terminate as of December 31, 2006 unless extended by the Parties. Either Party may terminate this Agreement at any time for any reason, and, upon such termination, neither Party shall have any obligations hereunder to the other except for payment for services previously rendered or expenses previously incurred.
     5. Relationship of the Parties. Barnes’ consulting relationship to the Company will be that of an independent contractor. Nothing in this Agreement is intended or shall be construed to constitute Barnes as, and Barnes acknowledges that he is not, an employee of the Company. Barnes acknowledges that his performance of operational consulting services pursuant to this Agreement will not entitle him to receive any vacation payments, or to participate in any of the Company’s employee benefits plans, arrangements, or distributions relating to any bonus, stock option, insurance or similar benefits provided for the Company’s employees. Barnes further acknowledges that he is, and continues to be bound by his obligations as, a non-employee member of the Company’s Board of Directors.
     6. Indemnification. If Barnes is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he provided services under this Agreement, then Barnes shall be indemnified and held harmless by the Company, to the fullest extent permitted by applicable law, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Barnes in connection therewith; provided, that Barnes shall not be so indemnified or held harmless in any action, suit or proceeding brought by the Company against Barnes or, with respect to a criminal action or proceeding, if Barnes had a reasonable cause to believe that his conduct in question was unlawful.
     7. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

CONSULTANT	TRANSMETA CORPORATION

/s/ Richard Hugh Barnes	/s/ Arthur L. Swift

Richard Hugh Barnes	By Arthur L. Swift,
President and Chief Executive Officer